Independent Petroleum Engineering Consultant Estimates Potential Gas In Place For Sentry's ATP 862 and ATP 864

Perth, Australia (June 2, 2011) – Sentry Petroleum Ltd. (OTC BB: SPLM) (“Sentry” or the “Company”), a U.S. energy company with oil, gas and coal seam gas rights in Queensland, Australia, announced today that leading independent petroleum engineering firm MHA Petroleum Consultants (“MHA”) of Denver, Colorado has completed its 2011 resource assessment of Sentry’s coal seam and shale gas prospects in permits ATP 862 and 864 in Queensland.

MHA provided Sentry with a report that was prepared in accordance with NI 51-101 under Canadian reporting standards. The report focused on three areas surrounding conventional wells drilled within the permit area by prior permit holders and provided the following estimates of gas-in-place and recoverable prospective resources:

Summary of Estimated Original Gas-in-Place and Recoverable Prospective Resources
	Estimated Gas-in-Place (Bcf)	Recovery Factor	Potential Recoverable Volume (Bcf)
Minimum Estimate
Net Coal	2,577.6	60%	1,546.7
Carbonaceous Shale	6,904.6	5%	344.8
Total Minimum Estimate	9,482.2		1,891.5

Maximum Estimate
Net Coal	4,069.4	60%	2,441.7
Carbonaceous Shale	6,904.6	5%	344.8
Total Maximum Estimate	10,974.0		2,786.5

President and CEO, Dr. Raj Rajeswaran stated, “The outcome of the MHA evaluation supports our view of the resource potential in our permits. Our upcoming drilling program is designed to further delineate this resource which will then lead rapidly to reserve certification.”

The complete report is available for direct download at http://www.sentrypetroleum.com/projects/unconventional/permits/atp-862-864.

The conclusions expressed by MHA in the NI 51-101 evaluation were that the resources discussed in the report are unproven and there is no certainty that it will be either economically or technically feasible to produce any portion of the prospective unproven resources discussed in the report.

Cautionary note: The Company cautions that the estimated quantities of gas by MHA Petroleum Consultants LLC (“MHA”) disclosed in this press release represent an estimate of the potential of Sentry’s coal seam and shale gas assets in ATP 862 and ATP 864 based on technical data including geological maps, well logs, cross-sections, engineering materials and other information supplied by the Company, published information and MHA’s personal knowledge of the geology and economics of gas and gas exploration, development and production in Australia and are not intended to be construed in any manner as an estimate of any classification of reserves. A field study was not undertaken by MHA. Further appraisal is required before any estimated classification of reserves can be compiled. The Company’s upcoming appraisal drilling campaign is being undertaken in order to build the necessary data to be able to compile an estimate of reserves and make a later determination as to whether any noted reserves can be produced economically. The assessment of petroleum assets completed by MHA is subject to uncertainty because it involves judgments on many variables that cannot be precisely assessed, including reserves, future oil and gas production rates, the costs associated with producing these volumes, access to product markets, product prices and the potential impact of fiscal/regulatory changes. We believe MHA’s review and conclusions are sound but no warranty of accuracy or reliability is given to those conclusions. The estimates of resources, costs and associated risks may increase or decrease and the opinions may change as further information becomes available.

About MHA Petroleum Consultants

MHA Petroleum Consultants Inc. is licensed to perform reserve and economic valuations. They provide a broad range of services ranging from single well valuations to fully integrated field studies. Their areas of particular expertise include reservoir simulation, reservoir characterization, 3D reservoir geological description, reserves studies, corporate planning and reporting, acquisition and divestments, identifying optimal field development plans, technology transfer and training, and litigation support.

They have represented over 130 clients, including Origin Energy, Arrow Energy and Pure Energy in Australia.

MHA’s technical experts are professionally registered, and typically have 20–30 years’ experience in almost every major petroleum province throughout the world.

About Sentry Petroleum:

Sentry Petroleum Ltd. is a U.S. energy company with 10,600 square miles of oil, gas and coal seam gas rights in Queensland, Australia. The company has identified over 50 separate oil, gas and coal seam gas targets and leads within its permit area. Sentry Petroleum’s strategy is to drill the prospects and leads and independently certify the results. The company will continue to leverage its strengths with a vision of becoming a premier independent oil and gas company positioned for merger or sale. For more information, please visit www.sentrypetroleum.com.

Contact:
Investor Relations 866.680.7649
ir@sentrypetroleum.com
 http://www.sentrypetroleum.com

Or

Philippe Niemetz, PAN Consultants Ltd.

212-344-6464 or 800-477-7570

p.niemetz@panconsultants.com

Forward-Looking Statements:

This release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of applicable legislation. Other than statements of historical fact, all statements in this release addressing future operations, undiscovered hydrocarbon resource potential, exploration, potential reservoirs, prospects, leads and other contingencies are forward-looking statements. Although management believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance, and actual results may differ materially from those in the forward-looking statements due to factors such as market prices, exploration successes, continued availability of capital and financing, and general economic, market, political or business conditions. Please see our public filings at http://www.sec.gov and http://www.sedar.com for further information.

Source: Sentry Petroleum Ltd.